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                                 Exhibit 99.2
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Press Release

IVAX Corporation Creates Publicly Traded Diagnostic
Products Company

MIAMI and LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 21, 2000--IVAX Diagnostics, Inc., a leading developer, manufacturer and marketer of diagnostic products and a wholly-owned subsidiary of IVAX Corporation (AMEX:IVX - news), and
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b2bstores.com (Nasdaq:BTBC - news), today announced a definitive agreement to
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merge. Upon completion of the transaction, b2bstores.com and IVAX Diagnostics will merge to form a publicly traded company that will operate under the name IVAX Diagnostics, Inc. Dr. Phillip Frost, Chairman and Chief Executive Officer of IVAX Corporation, will serve as Chairman of the newly combined company, and Giorgio D'Urso, the current President and Chief Executive Officer of IVAX Diagnostics, will be the Chief Executive Officer of the combined Company. Under the terms of the merger agreement, b2bstores.com will issue 20 million shares of newly issued common stock to IVAX Corporation in exchange for all outstanding shares of IVAX Diagnostics, giving IVAX Corporation approximately 68% of the combined company's equity on a fully diluted basis. The transaction has been approved by the companies' boards of directors and is subject to approval by the shareholders of b2bstores.com. Additional financial terms of the transaction were not disclosed.

Dr. Frost commented, "This transaction is consistent with our strategy over the last several years of focusing our efforts on our pharmaceutical businesses. By nurturing and supporting the development of IVAX Diagnostics, we have brought it to a point where it can stand on its own and continue to grow in its focused business. The transaction announced today will benefit IVAX Diagnostics by providing it with an immediate cash infusion and direct access to the capital markets to accelerate its future growth. At the same time, the shareholders of b2bstores will benefit by receiving a stake in the future growth of a proven company in a $19 billion industry with an experienced and highly motivated management team."

Mr. D'Urso commented, "I am pleased to be leading IVAX Diagnostics during this important stage of growth. This transaction will provide our shareholders with valuable liquidity, as well as the opportunity for our new shareholders to participate in the strong growth and profits of the dynamic healthcare diagnostics marketplace."

Richard Kandel, Chairman of b2bstores.com, stated, "As previously announced, we retained the services of an investment bank to explore strategic alternatives that would enhance shareholder value. Simultaneously, we embarked upon a corporate reorganization that included a significant reduction in the Company's overhead and service contracts to streamline operations, allowing us to preserve capital, maintain a strong cash position, and assume no debt obligations."

IVAX Diagnostics develops, manufactures and markets proprietary diagnostic reagents, instrumentation and software on a direct basis in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc.

-- Diamedix Corporation, established in 1986 following a transaction with Cordis Laboratories, develops and manufactures in vitro diagnostic kits. It markets these in conjunction with its Mago(R) instruments for use in clinical and hospital laboratories.

-- Delta Biologicals, S.r.l., headquartered in Pomezia (Rome), Italy, develops scientific instrumentation, manufactures the Mago(R) instruments and distributes in vitro diagnostic products to public hospitals and private medical laboratories in Italy. IVAX Corporation acquired Delta Biologicals in 1991.

-- ImmunoVision, Inc. develops, manufactures and markets autoimmune reagents and research products for use in clinical laboratories, research laboratories and other diagnostic manufacturing companies.

IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacture, and marketing of branded and generic pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.
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Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Corporation and b2bstores.com (the "Companies"), including the risks that the merger of IVAX Diagnostics, Inc. and b2bstores.com may not be completed; that the earnings and profits of the combined company may not continue to grow or may decline; that the combined company may not be able to raise additional capital on favorable terms, or at all; that the Companies' shareholder value will not be enhanced following the merger; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in the Companies' Annual Reports on form 10K and other filings with the Securities and Exchange Commission.

Contact:
     IVAX Corporation, Miami
     Tabitha H. Licea
     Investor Relations
     305/575-6043
     or
     b2bstores.com:
     Morgen-Walke Associates, New York
     Investor Relations:
     Hulus Alpay/Brian Schaffer
     Media Relations:
     Greg Tiberend/Ellen Paz
     212/850-5600